UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 24, 2011

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective as of March 24, 2011, Supreme Indiana Operations, Inc. (“Supreme Indiana”), a wholly-owned subsidiary of Supreme Industries, Inc., entered into an Option Agreement pursuant to which Supreme Indiana will sell its California manufacturing facility to Barrett Gardner Associates, Inc. (“Barrett Gardner”), which is owned by Messrs. William J. Barrett and Herbert M. Gardner, both of whom are directors of Supreme Industries, Inc. (the “Company”) if Barrett Gardner elects to exercise the option by April 29, 2011, unless such date is extended pursuant to the terms of the Option Agreement.  It is contemplated that the rights of Barrett Gardner under the Option Agreement will be assigned by it to a newly-formed limited liability company (“Newco”) which will be owned (one-third each) by Messrs. Barrett and Gardner and Mr. Edward L. Flynn (who is also a director of the Company).  The purchase price for the property is $4,100,000 which is fully supported by a recent independent appraisal of that property at that amount.  The purchase price will be payable $3,100,000 in cash with the balance being an equity interest owned by Supreme Indiana in Barrett Gardner or Newco, as applicable.  In consideration of the purchase transaction, Barrett Gardner has made a wire transfer of a $100,000 option fee to the Company’s primary lender which, when the real estate purchase closes, will be applied to the cash portion of the purchase price for the California manufacturing facility.  Simultaneously with the closing of such purchase transaction, Supreme Indiana will enter into a twenty-year lease with Barrett Gardner or Newco, as applicable,  such lease containing terms which the Board of Directors believes would result from arms-length negotiations with a third party.  Both the purchase price for the manufacturing facility and the terms of the leaseback will be supported by a fairness opinion issued by a third-party consultant.  The purpose of this sale\leaseback transaction is to generate a cash sum of $3,000,000 which must be paid by the Company to its primary lender in order for the Company’s currently existing line of credit to not be in default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: April 4, 2011	By:	/s/ Kim Korth
Kim Korth
President and Chief Executive Officer